Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-213703, 333-228922, 333-296402) of FB Financial Corporation of our report dated June 22, 2026, relating to the financial statements and supplemental schedule of FirstBank 401(k) Savings Plan and Trust which appear in this Form 11-K for the year ended December 31, 2025.

/s/ BDO USA, P.C. (Formerly Horne LLP)

Dallas, TX
June 22, 2026